Exhibit 10.33

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with“[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]

22nd February 2023

Paul Edgecliffe-Johnson

and

BETFAIR LIMITED

SERVICE AGREEMENT

THIS AGREEMENT is made on 22nd February 2023
BETWEEN
(1)BETFAIR LIMITED, a company incorporated in England and Wales with company number 05140986 whose registered office is at Waterfront, Hammersmith Embankment, Winslow Road, London W6 9HP (the “Company”); and
(2)Paul Edgecliffe-Johnson of Blythewood, The Highlands, East Horsley, Surrey, KT24 5BQ (the “Executive”).
IT IS AGREED as follows:
1.Term and Job Description
1.1The Executive shall be employed by the Company as Chief Financial Officer or in such other capacity, consistent with his status and seniority, to which he may be lawfully assigned by the Board from time to time. The Executive shall report to the Chief Executive Officer of the Group.
1.2Subject to completion of the Company’s Executive pre-employment checks to the Company’s satisfaction, the Employment will take effect on a date to be agreed and no later than 20th March 2023 (the “Effective Date”) which shall be the date that the Executive’s continuous period of employment for statutory purposes begins.
1.3Subject to clause 16, the Employment will continue unless and until terminated by either party giving to the other not less than 12 months’ prior written notice.
2.Salary
2.1The Executive’s salary is £650,000.00 gross per annum (less any required deductions). The salary will be reviewed annually during the Employment. No salary review will be undertaken after notice has been given by either party to terminate the Employment. The Company is under no obligation to increase the Executive’s salary following a salary review, but will not decrease it.
2.2The Executive’s salary will accrue on a daily basis, and will be payable in arrears in equal monthly instalments.
2.3The Executive agrees that the Company has the statutory right to deduct from his salary any amount owed to the Company or any Group Company by the Executive. The Executive acknowledges that in order to comply with corporate governance standards and the Remuneration Policy, the discretionary bonus arrangements and share incentive plans operated by the Parent from time to time (the “Plans”) include, or may in the future include, provisions which in certain circumstances allow for the reduction of amounts payable to the Executive and/or for the Executive to repay to any member of the Group all or part of any amounts received by him pursuant to those Plans. The Executive hereby agrees to be bound by such provisions of the Plans both during and following the Employment and, without prejudice to clause 16.14(c), acknowledges the right of the Company or any other member of the Group to deduct from any amount payable to him any amount he owes to the Company or any Group Company pursuant to the Plans.
2.4Notwithstanding any other term of this agreement to the contrary, the Executive acknowledges and agrees that the Company has the right to withhold or require repayment of, or not to pay, all or part of any compensation or benefit (in cash and/or shares, as the case may be) if and to the extent that it is necessary to do so in order to comply with regulatory or legal requirements, including, for the avoidance of doubt, where any such payment or benefit is or would be inconsistent with the Remuneration Policy.

3.Bonus Plan
3.1The Executive is eligible to participate in the Parent’s discretionary bonus plans operated from time to time for employees of his seniority and status, at the discretion of the Remuneration Committee.
3.2The Executive will be eligible to participate in the Parent’s Short-Term Incentive Plan and the Deferred Short term plan (the “Bonus Plan”) in line with the Remuneration Policy in place from time to time, which currently provides for a total maximum annual bonus of 265% of Total Salary (pro-rated to the relevant salary effective periods during the performance year) for achievement of maximum performance, and subject to his remaining in employment with the Company and performance conditions being met. Any cash element shall be paid in pounds sterling. The Executive’s entitlement to receive a bonus (and any deferral) shall be subject to the rules of the Bonus Plan and Remuneration Policy.
3.3The Executive has no contractual entitlement to receive a bonus, and payment of a bonus in any year does not give rise to any obligation on the Company to make a payment in any subsequent or future year.
3.4Notwithstanding the foregoing, the rules of the Bonus Plan and bonus targets may be changed by the Remuneration Committee from time to time, in which case the timing, form and terms and conditions of bonuses payable and awarded under the Bonus Plan described above may also be modified, and the Bonus Plan may be replaced by such alternative bonus scheme and method of payment as the Remuneration Committee, in its absolute discretion, may from time to time determine, upon such terms and conditions, and subject to such performance criteria as the Remuneration Committee may, in its absolute discretion, determine in accordance with the Remuneration Policy.
4.Duties
4.1During the Employment, the Executive shall:
(a)Report to the Chief Executive and, as required, the Board;
(b)diligently perform all such duties and exercise all such powers as are lawfully and properly assigned to him from time to time by the Chief Executive Officer or the Board, whether such duties or powers relate to the Company or any other Group Company;
(c)comply with all directions lawfully and properly given to him by the Chief Executive Officer or Board;
(d)comply with rules and regulations issued by the Company and those applicable to any Group Company;
(e)unless prevented by sickness, injury or other incapacity, devote the whole of his time, attention and abilities during his Working Hours to the business of the Company or any other Group Company for which the Executive is required to perform duties;
(f)promptly provide the Chief Executive Officer and the Board with all such information as required in connection with the business or affairs of the Company and of any other Group Company for which the Executive is required to perform duties;
(g)promptly disclose to the Chief Executive Officer and / or the Board full details of: any wrongdoing by any employee of any Group Company where that wrongdoing is material to that employee’s employment by the relevant company or to the interest or reputation of any Group Company;

(h)at all times conduct the Executive’s duties under this Agreement in accordance with the duties set out in ss 171 to 177 of the Companies Act 2006 in addition to the Executive’s fiduciary and common law duties; and
(i)use his best endeavours to promote the interests and reputation of every Group Company.
4.2The Executive accepts that the Company may require him to perform duties for any other Group Company whether for the whole or part of his working time. The Company will remain responsible for the payment and benefits the Executive is entitled to receive under this Agreement.
4.3The Executive accepts that the Company may transfer the Employment to any other Group Company.
4.4The Executive’s Working Hours shall be 9-6pm, Monday to Friday and such additional hours as may be necessary for the proper performance of his duties.
4.5The Executive and the Company acknowledge that, due to his seniority and position, the Executive has unmeasured working time for the purposes of the Working Time Regulations 1998.
5.Location
5.1The Executive’s normal place of work shall be Waterfront Hammersmith Embankment, Chancellors Road, London, England, W6 9HP but the employee may be required to temporarily work from such other place of business of the Company or any Group Company as the Board may reasonably determine from time to time. To the extent that the agreed location from time to time requires the Executive to relocate or otherwise incur additional expense or liability, the Company shall reimburse him for such reasonable vouched expenses and subject to the Company’s then prevailing policy for senior executive relocation. The Executive agrees to travel and work in other locations/countries as may be required given the global nature of the Group’s business. This will include travel within the United Kingdom and Ireland and to other countries as may be required for the proper performance of his duties.
6.Expenses
6.1The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Executive in the course of his Employment subject to the Executive’s compliance with the Company’s expenses policy in force from time to time.
7.Pension
7.1The Executive is eligible to join the Group Personal Pension Plan (the ‘Plan’) subject to the terms and conditions of the Plan from time to time. During each full year of the Employment, the Company shall pay a contribution (less required deductions) to the Plan (expressed as a percentage of the Total Salary) which the Remuneration Committee determines is, in their opinion, the same percentage payable to the Group’s wider workforce in the United Kingdom and Ireland from time to time or such other percentage as is set out in the Remuneration Policy from time to time. Alternatively, the Executive may elect that this amount or any part of this amount be paid directly to the Executive as a cash allowance (less any deductions required by law).
8.Insurance
8.1During the Employment, subject to the Executive’s age or health not being such as to prevent cover being obtained without exceptional conditions or unusually high premiums, the Company will:

(a)pay for the benefit of the Executive, his spouse or civil partner and any dependent children under the age of 18, subscriptions to the Company’s private medical expenses insurance arrangements for the time being in force on the appropriate scale;
(b)pay for the benefit of the Executive subscriptions to the Company’s permanent health insurance arrangements for the time being in force; and
(c)pay for the benefit of the Executive subscriptions to the Company’s life assurance arrangements for the time being in force in respect of an amount equal to four times base salary in respect of the year of death.
8.2The Company reserves the right at any time to withdraw or amend such benefits.
9.Annual Leave
9.1The Company’s holiday year runs from 1 January to 31 December. The Company operates a policy of Uncapped Holiday Allowance. The Executive will accrue holiday in accordance with the Working Time Regulations 1998 in each holiday year in addition to the normal bank and public holidays applicable in England and Wales (pro rata if he works less than a full time equivalent) (“Basic Holiday Entitlement”). In addition to this, he will be entitled to uncapped paid holiday as per the Uncapped Holiday Allowance policy, a copy of which can be found on the Hub.
9.2The Executive will accrue holiday on a monthly basis throughout the holiday year. If the Executive’s employment starts part way through the year his Basic Holiday Entitlement will be calculated on a pro rata basis.
9.3Unless required by statute, the Executive may not carry holiday year to the next. In the case of sickness absence, where leave carry-over is required by statute it must be taken within 18 months or it will be lost. Subject to clause 9.4 the Executive has no entitlement to be paid in lieu of accrued but untaken holiday.
9.4On termination the Executive’s holiday for the relevant holiday year will be calculated in accordance with his statutory entitlement under the Working Time Regulation 1998. The Executive shall be paid in lieu of any untaken holiday entitlement in respect of the holiday year in which termination takes effect (if any) or shall be obliged to repay any holiday pay received in excess of the Executive’s entitlement (if any). One day’s pay for the purposes of this clause shall be calculated at the rate of 1/260th of the Executive’s annual salary.
10.Sickness and Other Incapacity
10.1Subject to the Executive’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Executive will continue to be paid his full salary (inclusive of statutory sick pay) for the first six months of absence from work due to sickness, injury or other incapacity in any calendar year. Thereafter any further payments or benefits will be provided solely at the Company’s discretion.
10.2The Executive will not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity) without the prior permission of the Board.
10.3The Executive agrees that he will undergo a medical examination by a doctor appointed by the Company at any time (provided that the costs of all such examinations are paid by the Company). The Company will be entitled to receive a copy of any report produced in connection with all such examinations and to discuss the contents of the report with the doctor who produced it.
11.Other Interests

11.1Subject to the remainder of this clause 11 during the Employment the Executive will not without the Chief Executive Officers prior written consent be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation.
11.2Notwithstanding clause 11.1 and subject to clause 11.3, the Executive may hold for investment purposes an interest (as defined by section 820 of the Companies Act 2006) of up to 3 per cent in nominal value or (in the case of securities not having a nominal value) in number or class of securities in any class of securities listed on or dealt in a Recognised Investment Exchange. The Executive shall notify all such interests to the Company’s company secretarial office.
11.3The Executive may not hold any interest which would otherwise be permitted under clause 11.2 where the company which issued the securities carries on a business which is similar to, or competitive with, or is a supplier to, any business for the time being carried on by any Group Company unless the Company provides its written consent which may be subject to such conditions as the Company may impose.
11.4The Executive shall be free to take up one appointment as a non-executive director of another business or company not associated, in competition or conducting business with any Group Company, where such appointment does not adversely affect the performance of the duties expressly or implicitly imposed on or to be performed by the Executive pursuant to this Agreement. The acceptance by the Executive of any such appointment is subject to the prior written agreement of the Board, which has already been given in respect of the Executive’s non-executive director appointment to the board of directors of Schroders Plc. Remuneration or fees received with respect to appointments subject to this paragraph shall be the property of the Executive.
12.Shareholding Policy
12.1The Executive shall be required to acquire and retain Shares having a market value of at least two times his Total Salary from time to time or such other limit applicable to the Executive as set out and detailed in the Remuneration Policy from time to time. The Executive shall be allowed until the fifth anniversary of the Effective Date to achieve this shareholding requirement. Shares which the Executive acquires pursuant to the vesting or exercise of any share option or award granted to him under any share incentive scheme of the Parent may be counted towards this shareholding requirement to the extent not inconsistent with the Remuneration Policy. The Executive agrees to retain a proportion of post-tax vested options and awards granted under the Parent share incentive plans until the share ownership guidelines are met, as is consistent with the Remuneration Policy. The Executive also agrees to comply with and adhere to any post-vesting and post-termination share ownership and holding guidelines in accordance with the Remuneration Policy and the Parent’s share based incentive plans and to enter into any arrangements reasonably required by the Company or the Parent to ensure that any post-vesting and post termination holding requirements are complied with, including (without limitation) agreeing to enter into an arrangement under which shares are held on his behalf by a nominee appointed by the Company or the Parent from time to time.
13.Share Dealing and other Codes of Conduct
13.1The Executive will comply with all codes of conduct adopted from time to time by the Board and with all applicable laws, rules and regulations applicable in all places where the Group’s shares are listed or the Company or any Group Company carries on business and any other relevant regulatory bodies, including (without limitation) the Market Abuse Regulations on dealings in securities.
14.Intellectual Property
14.1It shall be part of the Executive’s normal duties or other duties specifically assigned to him (whether or not during normal working hours and whether or not performed at the Executive’s normal place of work) at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company with which he is concerned or for which he is responsible might be improved and might, as part of such duties, originate designs (whether registrable or not) or patentable work or other work in which copyright, database rights or trade mark rights (together “Employee Works”) may subsist. Accordingly:
(a)the Executive shall forthwith disclose full details of any Employee Works in confidence to the Company and shall regard himself in relation to any Employee Works as a trustee for the Company;
(b)all intellectual property rights in any Employee Works shall vest absolutely in the Company which shall be entitled, so far as the law permits, to the exclusive use thereof;
(c)notwithstanding (b) above, the Executive assigns to the Company (or its nominees) all right, title and interest, present and future, anywhere in the world, in copyright and in any other intellectual property rights in respect of all Employee Works written, originated, conceived or made by the Executive (except only those Employee Works written, originated, conceived or made by the Executive wholly outside his normal working hours hereunder and wholly unconnected with the Employment) during the continuance of the Employment;
(d)the Executive hereby waives all moral rights as author under all applicable statutes and laws in all jurisdictions in which the Company or any Group Company carries on business in respect of any Employee Works;
(e)the Executive agrees and undertakes that at any time during or after the termination of the Employment he will do everything necessary to vest all right, title and interest in any Employee Works in the Company (or its nominees) as legal and beneficial owner and to defend its rights in those works and to secure appropriate protection anywhere in the world, including executing such deeds or documents and doing all such acts and things as the Company may deem necessary or desirable to substantiate its rights in respect of the matters referred to above including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require. By entering into this Agreement the Executive irrevocably appoints the Company to act on his behalf to execute any document and do anything in his name for the purpose of giving the Company (or its nominee) the full benefit of the provision of this clause 14 or the Company’s entitlement under statute;
(f)if the Executive becomes aware of any infringement or suspected infringement of any intellectual property right in any Employee Works, the Executive will promptly notify the Company in writing; and
(g)the Executive will not disclose or make sure of any Employee Works without the Company’s prior written consent unless the disclosure is necessary for the proper performance of their duties.
15.Disciplinary and Grievance Procedures
15.1The Executive is subject to the Company’s disciplinary and grievance procedures, copies of which are available on the Company Intranet. These procedures do not form part of the Executive’s contract of employment.
16.Termination
16.1Either party may terminate the Executive’s employment in accordance with clause 1.3.
16.2If either the Executive or Flutter Entertainment Plc serves notice under the Director’s Appointment Letter notice will be deemed served by the Executive or the Company accordingly under this Agreement on that same date.
16.3The Company may, in its sole discretion, also terminate the Executive’s employment in accordance with this clause 16 and pay the Executive a sum in lieu of notice (the “Payment in Lieu of Notice”) equal to the basic salary (calculated by reference to the

Executive’s basic salary at the date of termination) together with pension contributions and other benefits that would normally be paid for the notice period referred to at clause 1.3 if notice had been given (or, if notice has already been given, during the remainder of that notice period) (“Relevant Period”).
16.4The Payment in Lieu of Notice shall be paid within one month of the date of termination of the Executive’s employment and shall be paid net of tax and subject to such deductions as may be required by law. The Payment in Lieu of Notice shall be made in full and final settlement of any claims the Executive may have against the Company or any Group Company arising from the Employment or the termination thereof.
16.5As an alternative to the Payment in Lieu of Notice being paid in a lump sum, the Company may pay it in equal monthly instalments from the date on which the Executive’s employment terminates until the end of the Relevant Period.
16.6If the Executive commences alternative employment, takes up offices or directorships or is otherwise engaged by a third party at any time in respect of which instalments of Payment in Lieu of Notice remain payable, the amount calculated in accordance with clause 16.3 (as is attributable to each monthly instalment of the Payment in Lieu of Notice) shall be reduced by such sum as the Executive is in receipt from the alternative employment.
16.7Any entitlement that the Executive has or may have under any incentive plan (over cash or shares) shall be determined in accordance with the rules of the relevant plan and shall not be affected by the Executive’s receipt of the Payment in Lieu of Notice.
16.8In consideration for the Payment in Lieu of Notice the Executive agrees to remain bound by the covenants contained in clauses 18 and 19 of this Agreement.
16.9For the avoidance of doubt, the Executive will not be entitled to receive any payment in addition to the Payment in Lieu in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.
16.10The Company may also terminate the Employment immediately and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:
(a)commits any serious or repeated breach of any of his obligations under this Agreement;
(b)is guilty of serious misconduct which, in the Board’s reasonable opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;
(c)is guilty of serious misconduct which, in the Board’s reasonable opinion, brings or is likely to bring himself, the Company or any other Group Company into disrepute;
(d)is convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence);
(e)is disqualified from acting as a director of a company by order of a competent court;
(f)is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has any order made against him to like effect;
(g)resigns his directorship of the Company or any Group Company (other than at the explicit request of the Board);

(h)has his directorship terminated pursuant to paragraph 11 (Termination) of the Director’s Appointment Letter; and
(i)This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily.
Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.
16.11The Company may also terminate the Employment immediately by giving written notice to the Executive if the Executive is unable (whether due to illness or otherwise) properly and effectively to perform his duties under this Agreement for a period or periods totalling 180 days in any period of 365 days.
16.12The Company may terminate the Employment pursuant to clause 16.3 even when, as a result, the Executive would or may forfeit any entitlement to benefit under the permanent health insurance arrangements referred to in clause 8 or to sick pay under clause 10, save that the Company will not terminate the Employment solely on grounds of the Executive’s ill health where such an entitlement or benefit would be forfeited.
16.13The Executive’s Employment is contingent on his continued eligibility to work in the UK. Should the Executive’s eligibility to work in the UK come to an end or be removed, the Company reserves the right to terminate the Executive’s Employment with immediate effect without notice and with no liability to make further payment to the Executive (other than in respect of amounts accrued at the date of termination).
16.14On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Executive will:
(a)immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, and any other property relating to the business of or belonging to the Company or any other Group Company which is in his possession or under his control. The Executive is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company;
(b)immediately resign from any office he holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Executive fail to do so he hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign any documents and do anything to give effect to his resignation from office; and
(c)immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company. The Executive confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Executive by the Company (or any other Group Company) a sum equal to such amounts.
16.15The Executive will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.
17.Suspension and Gardening Leave
17.1Where notice of termination has been served by either party whether in accordance with clause 1.3 or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require him:

(a)not to attend any premises of the Company or any other Group Company; and/or
(b)to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); and/or
(c)to refrain from business contact with any customers, clients or employees of the Company or any Group Company; and/or
(d)to take any holiday which has accrued under clause 9 during any period of suspension under this clause 17.1.
The provisions of clause 11.1 shall remain in full force and effect during any period of suspension under this clause 17.1. The Executive will also continue to be bound by duties of good faith and fidelity to the Company during any period of suspension under this clause 17.1.
Any suspension under this clause 17.1 shall be on full salary and contractual benefits.
17.2The Company may suspend the Executive from the Employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive. Such suspension shall be on full salary and contractual benefits.
18.Restraint on Activities of Executive and Confidentiality
18.1The Executive will keep secret and will not at any time (whether during the Employment or thereafter) use for his own or another’s advantage, or reveal to any person, firm, company or organisation and shall use his best endeavours to prevent the publication or disclosure of any Confidential Information concerning the business or affairs of the Company or any Group Company or any of its or their customers.
18.2The restrictions in this clause shall not apply:
(a)to any disclosure of information which is already in the public domain otherwise than by breach of this Agreement;
(b)to any disclosure of information which was known to, or in the possession of, the Executive prior to his receipt of such information from the Company or any Group Company whenever so received;
(c)to any disclosure of information which has been conceived or generated by the Executive independently of any information or materials received or acquired by the Executive from the Company or any Group Company;
(d)to any disclosure or use authorised by the Board or required by the Employment or by any applicable laws or regulations, including, without limitation, to any disclosure required for patent purposes provided that the Executive promptly notifies the Company when any such disclosure requirement arises to enable the Company to take such action as it deems necessary, including, without limitation, to seek an appropriate protective order and/or make known to the appropriate government or regulatory authority or court the proprietary nature of the Confidential Information and make any applicable claim of confidentiality with respect hereto;
(e)so as to prevent the Executive from using his own personal skill, experience and knowledge in any business in which he may be lawfully engaged after the Employment is ended; or
(f)to prevent the Executive making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

18.3All Confidential Information and copies thereof shall be the property of the Company or relevant Group Company and on termination of the Executive’s Employment (for any reason), or at the request of the Board, at any time during the Employment, the Executive shall:
(a)hand over all Confidential Information or copies thereof to the Board;
(b)irretrievably delete any Confidential Information (including any copies) stored on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in his possession or under his control outside the premises of the Group; and
(c)provide a signed statement that he has complied fully with his obligations under this clause 18 and allow the Company’s IT department access to such personal devices to ensure all Company data is deleted from such device and/or will demonstrate to the reasonable satisfaction of the Company’s IT department that all such data has been deleted.
18.4During and after the Employment, the Executive shall not, other than in accordance with his duties (during the Employment and under no circumstance after the Employment), make or issue any press, radio or television statement or publish or submit for publication any letter or article (which shall include any publication on social media) relating directly or indirectly to the business or affairs of the Company or any Group Company its or their officers, directors or employees or the Employment or its termination.
19.Post-termination Covenants
19.1For the purposes of this clause 19 the term ‘Termination Date’ shall mean the date of the termination of the Employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this Agreement) and ‘Related Company’ shall mean, in relation to the relevant company named at clause 19.2(b) a holding company or a subsidiary of that company or a subsidiary of that company’s holding company and “holding company” and “subsidiary” shall have the meanings given by s.1159 Companies Act 2006.
19.2The Executive acknowledges that during the course of the Employment with the Company the Executive will receive and have access to Confidential Information of the Company and its Group Companies and that the Executive will have influence over and connection with actual and prospective customers, clients, consultants, agents and employees of the Company and its Group Companies with which the Executive comes in contact during the employment and having had the opportunity to take legal advice the Executive is accordingly willing to enter into the covenants at Clause 19.3 in order to provide the Company and its Group Companies with reasonable and necessary protection for their interests.
19.3The Executive covenants with the Company (for itself and as trustee and agent for each other Group Company) that he shall not, without the Company’s prior consent, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:
(a)for the period of (subject to clause 19.5 below) 12 months following the Termination Date be employed, engaged or interested in, or carry on or set up for his own account or for or with any other person or entity, whether directly or indirectly, (or be a director of any company engaged in), any activity in a Relevant Area which is or is preparing to be in competition with any business of the Company or any other Group Company either being carried on by such company at the Termination Date or in respect of which such company is at the Termination Date preparing to carry on, with which business or preparations to carry on business the Executive was materially concerned or connected at any time during the period of 12 months immediately prior to the Termination Date;

(b)for the period of (subject to clause 19.5 below) 12 months following the Termination Date be employed, engaged or interested in, or act as adviser, consultant or lobbyist to or for, whether directly or indirectly, (or be a director of) any of the following companies:
[***].
(c)for the period of (subject to Clause 19.5 below) 12 months following the Termination Date canvass or solicit in competition with the Company or any other Group Company the custom of any person or entity who at any time during the period of 12 months immediately prior to the Termination Date was a customer or supplier of, or in the habit of dealing with, the Company or (as the case may be) any other Group Company and in respect of which the Executive had access to confidential information or with whose custom or business the Executive was personally concerned; and
(d)for the period of (subject to Clause 19.5 below) 12 months following the Termination Date entice or try to entice away from the Company or any other Group Company any employee, director, officer, agent, consultant or associate of such a company who is employed or engaged in an executive, technical, professional or senior managerial capacity and with whom the Executive dealt personally, had material contact with or managerial responsibility for at any time during the period of 12 months immediately prior to the Termination Date provided that this sub clause shall not apply to any employee whose basic salary is less than €40,000 per annum (its equivalent in any other currency) as at the date of this Agreement.
19.4Each of the paragraphs contained in clause 19.2 constitutes entirely separate and independent covenants. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.
19.5The period during which the restrictions referred to in clauses 19.3(a), 19.3(b), 19.3(c) and 19.3(d) inclusive shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Executive under the provisions of clause 11.
19.6The Executive agrees that if, during either the Employment or the period of the restrictions set out in clauses 19.3(a), 19.3(b), 19.3(c) and 19.3(d) inclusive (subject to the provisions of clause 19.5), he receives a written offer of employment or engagement, he will provide a copy of clause 19 to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Company of the identity of the offeror as soon as possible after the offer is accepted.
19.7Any benefit given or deemed to be given by the Executive to any Group Company under the terms of this clause 19 is received and held on trust by the Company for the relevant Group Company. The Executive will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company.
19.8The Executive hereby undertakes with the Company (for itself and as trustee and agent for each Group Company) that he will not at any time after the Termination Date:
(a)engage other than as a private consumer in any trade or business or be associated with any person, firm or company engaged in any trade or business using the trading or company name of the Company or any Group Company; and/or
(b)in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent; and/or

(c)make any untrue, derogatory or misleading remarks about the Company, any Group Company or its or their officers, agents, employees or clients.
20.Withholding
20.1The Company and any other member of the Group may deduct and withhold from any amounts payable or receivable by the Executive under this Agreement an amount sufficient to satisfy all taxes, National Insurance and social security contributions (or their equivalent, in any jurisdiction) as may be required to be deducted and withheld pursuant to any applicable law or regulation.
21.Waiver of Rights
21.1If the Employment is terminated by either party and the Executive is offered re-employment by the Company (or employment with another Group Company) on terms no less favourable in all material respects than the terms of the Employment under this Agreement, the Executive shall have no claim against the Company in respect of such termination.
22.Data protection
22.1The Executive consents to the Company and/or any Group Company processing data relating to him at any time (whether before, during or after the Employment) for the following purposes:
(a)performing its obligations under this Agreement (including remuneration, payroll, pension, insurance and other benefits, tax and national insurance obligations);
(b)the legitimate interests of the Company and any Group Company including any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Executive, security, management forecasting or planning and negotiations with the Executive;
(c)processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and
(d)transferring data to countries outside the European Economic Area.
22.2The Executive explicitly consents to the Company and any Group Company processing special category data (within the meaning of any applicable data protection statute) at any time (whether before, during or after the Employment) for the following purposes:
(a)where the special category data relates to the Executive’s health, any processing in connection with the operation of the Company’s (or any Group Company’s) sickness policy or any relevant pension scheme or monitoring absence;
(b)where the special category data relates to an offence committed, or allegedly committed, by the Executive or any related proceedings, processing for the purpose of disciplinary investigation and/or action by the Company or any Group Company;
(c)for all special category data any processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and
(d)for all special category data any processing in the legitimate interests of the Company or any Group Company.
23.Contribution to legal fees

The Company will make a contribution of a sum of up to £1,750 plus VAT in respect of the Executive’s legal costs in connection with negotiation of the terms and conditions of the Employment such contribution to be paid direct to the Executive’s lawyer’s firm against an invoice addressed to the Executive but stated to be payable by the Company.
24.Email and Internet Use
The Executive agrees to be bound by and to comply with the terms of the Company’s email and internet policy as amended from time to time.
25.Definitions
In this Agreement the following expressions have the following meanings:
‘Board’ means the board of directors of the Parent or a duly constituted committee of the board of directors;
‘Confidential Information’ means any confidential information relating to the trade secrets, intellectual property, proprietary technology including but not limited to the patent pending business model and application software, products, operations, processes, plans, intentions, product information, customer lists and data and customer related information, betting patterns, general business practice, employee information, contact information, payment terms, marketing opportunities or plans, technical data, financial information, management systems, database information, agreements in effect or under negotiation, proposed alliances, business strategies or business affairs of the Company, any Group Company or any of its or their subcontractors, suppliers, customers, clients or other contacts, any other commercial information relating to the Company or any Group Company which is expressed either verbally or in writing to be confidential and any other information concerning the confidential affairs of the Company or any Group Company received or acquired by the Executive from the Company or any Group Company in pursuance of his duties under this Agreement;
‘Director’s Appointment Letter’ means the letter agreement entered into between the Executive and the Parent dated on or about the date hereof;
‘Employment’ means the Executive’s employment in accordance with the terms and conditions of this Agreement;
‘Group Company’ means any company which is a holding company or a subsidiary of the Company or a subsidiary of the Company’s holding company and “holding company” and “subsidiary” shall have the meanings given by s.1159 Companies Act 2006 and references to “Group” or “member of the Group” shall be constructed accordingly;
‘Parent’ means Flutter Entertainment Plc;
‘Recognised Investment Exchange’ means a stock exchange referred to in section 10 of the Stock Exchange Act 1995 or which is recognised under the law of the jurisdiction in which it operates;
‘Remuneration Committee’ means the remuneration committee of the board of directors of the Parent;
‘Remuneration Policy’ means the Parent’s directors’ remuneration policy as in effect from time to time;

‘Working Hours’ has the meaning given to it by clause 4.4;
‘Relevant Area’ means globally in respect of any on-line offering and otherwise any country in which the Executive has been involved or concerned with the relevant activity or business of the Company or any Group Company (or any country in respect of which the Company or any Group Company was actively planning to establish operations in the 12 months immediately preceding the Termination Date) and will include but will not be limited to Ireland, the United Kingdom, Australia, Italy and the United States; and
‘Total Salary’ means the base salary pursuant to clause 2.1 of this Agreement, together with the directorship fee paid pursuant to the Director’s Appointment Letter.
26.Miscellaneous
26.1There are no Collective Agreements applicable to the Employment.
26.2Other than a Group Company, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
26.3This Agreement, together with any other documents referred to in this Agreement, constitutes the entire agreement and understanding between the parties in relation to the Employment, and supersedes all other agreements both oral and in writing between the Company and the Executive (other than those expressly referred to herein). The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Executive’s contract of employment.
26.4The Executive represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.
26.5Any notice to be given under this Agreement to the Executive may be served by being handed to him personally, being sent by email or by being sent by recorded delivery first class post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being, or by being sent by email to a member of the Board. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and public and bank holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.
26.6Any reference in this Agreement to an Act shall be deemed to include any statutory modification or re-enactment thereof.
26.7This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this agreement by e-mail or fax shall be as effective as delivery of a manually executed counterpart of this agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.
26.8This Agreement and all non-contractual or other obligations arising out of or in connection with it are governed by, and shall be construed in accordance with English law and is subject to the exclusive jurisdiction of the English Courts.

IN WITNESS whereof this Agreement has been executed as a deed by the parties hereto and is intended to be and is hereby delivered on the date first above written.

Executed as a deed by Betfair Limited
/s/ Gary McGann     Signature of Director
Gary McGann     Name of Director

/s/ Edward Traynor     Signature of Witness
Edward Traynor     Name of Witness
9 Drummartin Road     Address of Witness
Goatstown
Dublin 14
Solicitor / Company Secretary     Occupation of Witness

Signed as a deed by Paul Edgecliffe-Johnson in the presence of:	) ) )	/s/ Paul Edgecliffe-Johnson

/s/ Esther Mai Edgecliffe-Johnson     Signature of Witness
Esther Mai Edgecliffe-Johnson     Name of Witness
Blythewood     Address of Witness
The Highlands
East Horsley, Surrey, KT24 5BQ
Student     Occupation of Witness